Lawson Products Reports 2012 Second Quarter Results

CHICAGO, August 9, 2012 – Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the “Company”), a distributor of products and services to the MRO marketplace, today announced results for the second quarter ended June 30, 2012.

Thomas Neri, president and chief executive officer commented, “Over the past 18 months, we have undertaken a series of strategic initiatives to drive the future growth and profitability of our business including the recently announced restructuring to reduce our cost structure and improve our operating efficiency. During the quarter, we recorded approximately $40 million of non-recurring charges which significantly impacted our results. These actions are anticipated to produce annualized savings of approximately $20 million beginning in the third quarter of this year.”

“We have returned to pre-ERP implementation customer service levels despite challenging top-line growth. As we continue to improve upon our operations, we expect to begin realizing benefits from our strategic restructuring initiatives in the second half of 2012.”

Second Quarter Results

Net sales for the second quarter of 2012 were $74.3 million versus $84.2 million in the second quarter of 2011. The decrease was mainly driven by a decline of $3.8 million in government sales primarily due to military bases that support troop deployment, lower freight revenues, increased attrition among smaller customers and a decline in sales representatives from a year ago. This decrease was partially offset by an increase in sales to strategic accounts. Average daily sales declined 2.1% sequentially from the first quarter of 2012 and 11.6% year-over-year.

As part of the restructuring, the Company recorded additional inventory reserves of $3.9 million. Excluding these reserves, gross profit for the second quarter of 2012 was $40.7 million versus $48.3 million a year ago. The gross margin percentage declined from 57.4% to 54.8% which was unchanged from the first quarter. Lower outbound freight recoveries, additional labor to support customer service and a shift toward higher volume strategic customers with lower margins reduced gross margin on a year over year basis.

Excluding the restructuring related severance charge of $6.6 million, total selling, general and administrative expenses decreased $1.2 million from the year ago period. Operating expenses were also impacted by a non-cash goodwill impairment charge of $28.3 million offset by a gain of $2.1 million from the sale of properties. Including the charges and the gain on sale of properties, operating expenses were $78.3 million for the quarter versus $46.7 million in the prior year period.

Excluding the aforementioned charges and the gain on sale of properties, adjusted operating loss for the quarter ended June 30, 2012 was $4.8 million compared to adjusted operating income of $2.1 million for the quarter ended June 30, 2011. Including these items, the operating loss for the quarter was $41.4 million.

Net loss for the second quarter of 2012 was $61.2 million, or $7.12 per diluted share. During the quarter the Company increased the valuation allowance related to the recoverability of its deferred tax assets by $33.5 million which resulted in net tax expense of $19.5 million for the period. Excluding the non-recurring items referred to above as well as the increase in the tax valuation allowance, diluted loss per share was $0.39 compared to earnings of $0.12 per diluted share in the prior year period.

Second Half 2012 Initiatives

As the Company continues to focus on its long-term transformation, the following events are expected to occur in the near future:

•	Sales force transformation – Lawson will continue the transition of its independent agent model to an employee model. This transition is planned to be completed in the United States during the first quarter of 2013. Management anticipates minimal disruption while its sales representatives continue to service their existing customers.

•	Website launch – A redesigned website will be launched in a phased approach. The website will be fully integrated and allow orders to be placed directly on-line as well as enhancing the Company’s visibility to a broader base of customers.

•	Distribution network consolidation – The Company will consolidate distribution operations currently performed at three separate Illinois locations into a new state-of-the-art leased facility in McCook, Illinois. This facility will become the hub of Lawson’s distribution network and will help to improve the Company’s operating efficiency.

•	Credit facility – The Company entered into a new five year $40.0 million credit facility that provides the necessary liquidity to fund its future operations and continue its transformation.

Mr. Neri concluded, “We continue to take the necessary steps to transform the Company. We believe the recently completed restructuring and the implementation of our new ERP system, along with the initiatives scheduled to be completed in the near future, will enable us to better leverage our competitive advantages and reposition the Company for long-term growth and profitability.”

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss second quarter 2012 results at 9:00 a.m. EST on August 9, 2012. The conference call is available by direct dial at 877-317-6789 in the U.S. or 412-317-6789 from outside of the U.S. A replay of the conference call will be available approximately one hour after completion of the call through August 24, 2012. Callers can access the replay by dialing 877-344-7529 in the U.S. or 412-317-0088 outside the U.S. The PIN access number for the replay is 10013133#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson’s Web site through September 9, 2012.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc. (NASDAQ: LAWS) is an industrial distributor of more than 375,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of sales representatives and employees. The Company services the industrial, institutional, commercial and government markets in all 50 U.S. states, Canada and Puerto Rico. You can learn more about the company on its Web site, www.lawsonproducts.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2011, Form 10-K filed on March 1, 2012 and the June 30, 2012 Form 10-Q filed on August 9, 2012. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands, except per share data)
	(Unaudited)
	Three Months Ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$74,348	$84,154	$150,310	$166,733
Cost of goods sold	37,532	35,855	72,160	68,495

Gross profit	36,816	48,299	78,150	98,238

Operating expenses:
Selling, general and administrative expenses	52,069	46,707	96,236	92,901
Goodwill impairment	28,306	—	28,306	—
Gain on sale of assets	(2,122)	—	(2,122)	—

	78,253	46,707	122,420	92,901
Operating income (loss)	(41,437)	1,592	(44,270)	5,337

Other expense, net	(231)	(8)	(320)	(504)

Income (loss) from continuing operations before income taxes	(41,668)	1,584	(44,590)	4,833

Income tax expense	19,472	496	18,335	1,695

Income (loss) from continuing operations	(61,140)	1,088	(62,925)	3,138

Discontinued operations, net of income tax	(17)	(22)	(30)	(52)

Net income (loss)	$(61,157)	$1,066	$(62,955)	$3,086

Basic income (loss) per share of common stock:
Continuing operations	$(7.12)	$0.13	$(7.33)	$0.37
Discontinued operations	(0.00)	(0.01)	(0.01)	(0.01)

Net income (loss) per share	$(7.12)	$0.12	$(7.34)	$0.36

Diluted income (loss) per share of common stock:
Continuing operations	$(7.12)	$0.13	$(7.33)	$0.36
Discontinued operations	(0.00)	(0.01)	(0.01)	(0.00)

Net income (loss) per share	$(7.12)	$0.12	$(7.34)	$0.36
Basic weighted average shares outstanding	8,587	8,550	8,581	8,541
Dilutive effect of stock based compensation	—	60	—	67

Diluted weighted average shares outstanding	8,587	8,610	8,581	8,608

Cash dividends declared per share of common stock	$0.12	$0.12	$0.24	$0.24

Net comprehensive income (loss)	$(61,395)	$1,100	$(62,766)	$3,494

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,237	$2,116
Accounts receivable, less allowance for doubtful accounts	36,061	43,239
Inventories, net	54,727	55,498
Miscellaneous receivables and prepaid expenses	3,636	7,064
Deferred income taxes	—	5,716
Property held for sale	1,869	—
Discontinued operations	385	410

Total current assets	97,915	114,043

Property, plant and equipment, net	64,495	52,702
Cash value of life insurance	14,666	15,490
Deferred income taxes	41	11,864
Goodwill	—	28,148
Other assets	535	501

Total assets	$177,652	$222,748

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$14,800	$—
Accounts payable	15,542	22,967
Accrued expenses and other liabilities	31,679	28,231
Discontinued operations	433	681
Total current liabilities	62,454	51,879

Security bonus plans	20,773	23,310
Deferred compensation	8,887	9,279
Financing lease obligation	10,726	3,377
Other liabilities	5,067	731
	45,453	36,697

Total Stockholders’ Equity	69,745	134,172

Total liabilities and stockholders’ equity	$177,652	$222,748

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2012 and 2011. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME
(Amounts in thousands)
	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Operating income (loss), as reported per GAAP	$(41,437)	$1,592	$(44,270)	$5,337
Goodwill Impairment (1)	28,306	—	28,306	—
Severance expense (2)	6,585	465	6,770	1,210
Inventory rationalization (3)	3,893	—	3,893	—
Gain on sale of assets (4)	(2,122)	—	(2,122)	—

Adjusted non-GAAP operating income (loss)	$(4,775)	$2,057	$(7,423)	$6,547

(1)	Non-cash $28.3 million goodwill impairment charge.

(2)	Includes a $6.6 million severance charge for an organizational restructuring plan in the second quarter of 2012.

(3)	A non-cash $3.9 million charge was recorded as a result of discontinuing certain products.

(4)	Three properties were sold during the quarter, resulting in a gain of $2.1 million.

			LAWSON PRODUCTS, INC.
		TABLE 2 - QUARTERLY RESULTS
			(Dollars in thousands)
				Three months ended
	Jun. 30, 2012		Mar. 31, 2012	Dec. 31, 2011		Sep. 30, 2011	Jun. 30, 2011

Average daily net sales	$1,162		$1,187	$1,214		$1,178	$1,315
Sequential quarter increase (decrease)	(2.1)%		(2.2)%	3.1%		(10.4)%	0.3%
Net sales	$74,348		$75,962	$72,860		$75,366	$84,154
Gross profit	36,816	(1)	41,334	38,993		42,546	48,299
Gross profit percentage	49.5%		54.4%	53.5%		56.5%	57.4%
Operating expenses	$78,253	(2)	$44,167	$46,755	(3)	$45,617	$46,707
Operating income (loss)	$(41,437)	(4)	$(2,833)	$(7,762)		$(3,071)	$1,592

(1)	Gross profit for the three months ended June 30, 2012 includes a $3.9 million charge for discontinuing certain products.

(2)	Operating expense for the three months ended June 30, 2012 includes a $28.3 million goodwill impairment charge, a $6.6 million restructuring charge and a $2.1 million gain on the sale of the properties.

(3)	Operating expense for the three months ended December 31, 2011 includes a $1.2 million expense for the estimated cost of settling an employment tax matter and a $1.1 million impairment charge related to certain long-lived assets.

(4)	Excluding items referred to in (1) and (2) above, operating loss for the quarter ended June 30, 2012 was $4.8 million.

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665